Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,318,271 shares	(2)	$0.37 (3)	$487,760.27	$0.0000927	$45.22

Equity	Common Stock, $0.0001 par value per share, LogicBio Therapeutics, Inc. 2018 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	329,567 shares	(4)	$0.37 (3)	$121,939.79	$0.0000927	$11.30

Total Offering Amounts						$609,700.06		—

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$56.52

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 1,318,271 shares automatically added to the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan (the “2018 Incentive Plan”), pursuant to such plan’s evergreen provisions. The “evergreen” provision provides that on each January 1st through January 1, 2028, the number of shares of Common Stock available for issuance under the 2018 Incentive Plan will automatically increase annually in an amount equal to the lesser of 4% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or the number of shares determined by the Registrant’s Board of Directors.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported to be $0.39 and $0.34, respectively, on The Nasdaq Global Market on May 12, 2022.

(4)

Consists of 329,567 shares automatically added to the LogicBio Therapeutics, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”), pursuant to such plan’s evergreen provisions. The “evergreen” provision provides that on each January 1st through January 1, 2028, the number of shares of Common Stock available for issuance under the 2018 ESPP will automatically increase annually in an amount equal to the lesser of 1% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or the number of shares determined by the Registrant’s Board of Directors.